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FORM 5                                             Expires:  September 30, 1998
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   CLARK, JR.     GEORGE              L.          DIME COMMUNITY BANCORP, INC.("DIME")         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director         10% Owner
   (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for       ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
 209 HAVEMEYER STREET                             Person (Voluntary)       June 30, 1997        ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                5.  If Amendment,
                                                                            Date of Original
BROOKLYN           NEW YORK          11211                                    (Month/Year)
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  (City)           (State)           (Zip)
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TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
   (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                  Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                              (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                               Fiscal Year         (D) or         cial
                                   Day/     ----------------------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                   Year)    Code   V    Amount    (A) or      Price                         (I)            ship
                                                                  (D)                                       (Instr. 4)    (Instr.4)
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COMMON STOCK                     02/01/97     A         15,870<F1> A<F1>     $18.64      15,870<F1>          I          By RRP Trust
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   TOTAL                                                                                  40,870             I
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   TOTAL                                                                                  24,650             D
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Reminder:  Report on a separate line for each class of securities beneficially
           owned directly or indirectly.                 (Over)


FORM 5 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)

                                                               -------------------------------------------------------
                                                                (A)     (D)    Date    Expira-    Title      Amount or
                                                                               Exer-   tion                  Number of
                                                                               cisable Date                  Shares
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STOCK OPTIONS                 $14.50      12/26/96     A<F2>   39,675<F2>     12/26/97 12/26/06 COMMON STOCK  39,675   $14.50
                                                                                <F3>                           <F2>
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)
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STOCK OPTIONS                   39,675<F2>                  I                        STOCK OPTION PLAN
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[FN]
<F1> Acquisition of shares pursuant to the Recognition and Retention Plan for
     Outside Directors, Officers and Employees of Dime Community Bancorp, Inc.
<F2> Acquisition of shares pursuant to the Dime Community Bancorp, Inc.1996
     Stock Option Plan for Outside Directors, Officers and Employees.
<F3> 7,935 shares become exercisable on December 26, 1997, 1998, 1999, 2000 and 2001, respectively.


                            /s/ MICHAEL P. DEVINE            August 7, 1997
                          --------------------------------  ----------------
                           **Signature of Reporting Person      Date
                           By: Michael P. Devine, as attorney-in-fact
                           For:George L. Clark, Jr.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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                                     SEC 2270 (7-96)